Exhibit 11

GORAN CAPITAL INC. - Consolidated
Analysis of Earnings Per Share
As At December 31,
(In Thousands U.S. Dollars)


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
                                                            1996         1997        1998

NASDAQ Trading Activity

Average Price                                                $13.98       $28.04       $21.86

Proceeds from Exercise of Warrants and Options (US$)     $3,789,130   $9,753,456   $13,596,852

Shares Repurchased - Treasury Method                        270,943      347,841       621,997

Shares Outstanding - Weighted Average Basic               5,286,270    5,590,576     5,841,329

Add Options and Warrants Outstanding                        709,149      546,856       696,572

Less Treasury Method - Shares Repurchased                  (207,943)    (295,635)     (621,997)

Shares Outstanding - Fully Diluted                        5,724,476    5,886,211     5,915,904

Net Earnings in Accordance with U.S. GAAP               $31,294,636  $12,218,000  $(11,936,000)

Earnings Per Share - GAAP                                     $5.92        $2.19        $(2.04)

Basic - Fully Diluted                                         $5.47        $2.08        $(2.04)


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